Exhibit 99.1

Evolution Petroleum Reports Fourth Quarter and Fiscal 2018 Results
Houston, TX, September 6, 2018 - Evolution Petroleum Corporation (NYSE American: EPM) today reported financial and operating highlights for its fiscal year ended June 30, 2018 and the fiscal fourth quarter, with comparisons to the fiscal third quarter ended March 31, 2018 (the "prior quarter") and the quarter ended June 30, 2017 (the "year-ago quarter"), as well as the fiscal year ended June 30, 2017 (the “prior year”). Evolution also reported a comparison of year-end reserves as of June 30, 2018 to the prior year reserves.
Fiscal 2018 Highlights:

•	Recorded seventh consecutive year of positive net income: $19.6 million, or $0.59 per share.

•	Generated record revenues of $41.3 million, an increase of 20% over prior year.

•	Distributed $11.6 million to common shareholders in the form of cash dividends.

•	Increased dividend rate by 43% to $0.40 per share annually.

•	As of September 6, 2018, the operator finished drilling all twelve wells in the Delhi infill program with only a few completions remaining.

•	Funded all operations and dividends, including $5.4 million of capital spending, from cash flow from operations, and remained debt free.

•	Extended the maturity date of the senior secured bank credit facility to April 2021 and increased the elected borrowing base to $40 million.
Robert Herlin, Executive Chairman and Interim CEO, said: “Fiscal 2018 was another good year for the Company and our shareholders. Given our continued strategy not to hedge production, the increases in realized oil and NGL prices immediately and directly improved our results. In addition, our oil price is tied to the Louisiana Light Sweet market and has not experienced the large basis differentials seen in other markets. We continue to be encouraged by the CO2 flood performance of the field and prospects for achieving recovery of additional nonproven reserves associated with the existing flood and obtaining unquantified upside from expanding the flood to other reservoirs within the field. Looking forward, the Board of Directors remains strongly supportive of the Company’s continued strategy to generate and distribute cash flow from long-lived oil and gas reserves to shareholders. The Company is continuing its efforts to acquire similar producing reserves in a deliberate and disciplined manner, as previously detailed, to maintain and grow the cash dividend to shareholders while maintaining a conservative financial structure.”
Results for the Quarter Ended June 30, 2018
Oil production for the fourth quarter was 1,712 barrels per day (“BOPD”) (6,530 BOPD gross) and NGL production was 266 barrels of oil equivalent per day (“BOEPD”) (1,015 BOEPD gross). Production during the quarter was impacted by reduced volumes of CO2 injected into the field due primarily to warmer temperatures, compressor downtime for repairs and strategically reduced CO2 injections near wells being drilled as part of the 2018 infill drilling program. The completion of drilling activities this summer has allowed the operator to increase CO2 injections, and oil production has responded accordingly. There was no material contribution to production during the quarter from newly drilled infill wells.
In the fourth quarter, Evolution reported operating revenues of $11.4 million, up 9% from the prior quarter, based on an average realized oil price of $67.41 per barrel and an average realized NGL price of $38.39 per barrel, and generated $5.2 million in income from operations. In the prior quarter, Evolution reported income from operations of $3.7 million on lower revenues of $10.2 million, which was due to lower commodity prices of $63.56 and $34.05 per barrel for oil and NGL’s, respectively, and lower production volumes of 1,884 BOEPD compared to 1,978 BOEPD in the fourth quarter.
Production costs in the Delhi field decreased to $3.0 million from $3.4 million in the prior quarter, primarily driven by a 40% decrease in purchased CO2 volumes, from 76 MMCF/D to 45 MMCF/D, partially offset by an 11% increase in other production costs. Depletion, depreciation and amortization (“DD&A”) expense increased slightly to $1.5 million from $1.4 million in the prior quarter, due to a small increase in the DD&A rate per barrel. The Company’s general and administrative (“G&A”) expenses were $1.7 million for the quarter, a decrease of 8% from the prior quarter. Costs associated with the previously announced Enduro acquisition opportunity and severance costs were primarily responsible for the increase from the year-ago quarter.

The above factors combined to increase pretax income for the fourth quarter to $5.2 million, a 42% increase from the prior quarter. Income taxes increased 10% due to a lower effective tax rate reflecting an increased benefit from depletion. Net income for the quarter increased 48% to $4.5 million.
Results for the Fiscal Year 2018
Oil production for fiscal 2018 was 1,786 BOPD (6,812 BOPD gross) and NGL production was 256 BOEPD (976 BOEPD gross). As previously reported, unusually cold weather in January caused our NGL plant to shut down for an extended period and our oil production to be down for numerous days. Oil production was further impacted by scheduled plant downtime during the third fiscal quarter and normal decline in older patterns. In addition, oil production was adversely impacted by warmer weather in the fourth quarter, compressor downtime for repairs and strategically reduced CO2 injections during the quarter in areas of the field in which we were drilling infill wells.
Revenues for the year increased by 20% from $34.5 million to $41.3 million due to higher commodity prices partially offset by a 3% decline in volumes from 2,105 to 2,042 BOEPD. The Company’s average realized oil price was $58.52 per barrel and our average NGL price was $33.50 per barrel, compared to $46.31 and $21.28 per barrel, respectively, in fiscal 2017.
Production costs for the year totaled $12.2 million, or $16.36 per barrel of oil equivalent (“BOE”), compared to $10.8 million, or $14.10 per BOE in the prior year. CO2 costs are the largest single production cost in the field and are tied directly to the price of oil realized in the field, thus providing some natural hedge against changes in oil price. CO2 costs for the current year were $4.7 million, approximately 6% higher than the prior year due to higher realized oil prices partially offset by an 11% decline in purchased CO2 volumes. Other lease operating expenses, totaling $7.4 million, increased approximately 17% year over year primarily due to higher Delhi NGL plant expenses, reflecting a full year of operation compared to a half year in fiscal 2017, and increased work over expenses in the field. Evolution’s depreciation and depletion expense in fiscal 2018 was $6.0 million, a 5% increase from the prior year, primarily due to a small increase in the DD&A rate. The Company has not had any write-downs of oil and gas property costs in the history of the Company.

General and administrative expenses increased 36% to $6.8 million in the current year, which included some non-typical amounts including Enduro acquisition expenses subsequently recovered after year-end. Specifically, these items include $0.7 million of acquisition and due diligence expenses ($0.4 million of which was recovered through the receipt of a $1.1 million break-up fee subsequent to year-end), $0.6 million of legal expense for a legacy matter settled in the current year, $0.3 million for severance costs, and $0.2 million for higher board compensation reflecting an additional director. If adjusted for these items, total G&A expense is flat year over year at approximately $5.0 million.
Pretax income for the year increased 26% to $16.2 million due to the above factors. Income tax expense (benefit) decreased from an expense of $4.8 million in the prior year to a benefit of ($3.4) million for fiscal 2018 as a result of the lower blended statutory federal income tax rate of 27.55%, a one-time $6.1 million tax benefit from the revaluation of deferred tax balances for the new rate and a higher depletion deduction. The fiscal 2018 statutory tax rate of 27.55% resulted from transitioning a June 30 year end company from the previously enacted 34% federal statutory rate to the newly enacted federal statutory rate of 21% at December 31, 2017. After fiscal 2018 the Company’s federal statutory tax rate will be 21%.
For fiscal 2018, net income to common shareholders increased 189% over the prior year to $19.6 million, or $0.59 per common share. Fiscal 2017 net income to common shareholders was impacted by $1.3 million in preferred dividends and deemed preferred stock dividends resulting from the retirement of our outstanding preferred stock.
Fiscal 2019 Capital Budget and Financial Outlook
During the year ended June 30, 2018, Evolution incurred $5.4 million of capital expenditures at Delhi. This spending included $0.4 million for capital upgrades to the recycle plant, $1.1 million for CO2 conformance projects and capital maintenance, $1.1 million for Test Site 5 infrastructure (i.e. water curtain wells) in the eastern portion of the field that is expected to be developed next, and $2.8 million for the 2018 infill drilling program.

The twelve-well infill drilling program in the Delhi field commenced March 2018 and all twelve wells have been drilled to date with a few wells remaining to be completed with the program on budget in the aggregate. The total program has an estimated net cost of $4.7 million, with approximately sixty percent of those costs incurred in fiscal year 2018 and the balance to be incurred in the first fiscal quarter of 2019. All twelve wells are expected to be in operation by the end of October 2018 and the operator anticipates an uplift in oil volumes over the next few quarters. The program includes four CO2 injection wells and eight production wells and targets productive oil zones which we believe were not being swept effectively by the current CO2 flood, thereby adding incremental production.
Evolution previously approved net capital expenditures totaling $2.8 million for water injection wells, flowlines and other infrastructure projects in preparation for the Test Site 5 development, or Phase V. Such development requires participation by both the operator and Evolution, and the operator has not yet finalized its capital expenditure budget for 2019. Approximately $1.1 million of these costs have been incurred as of June 30, 2018. In addition, the Company expects to continue to perform conformance workover projects and will likely incur additional maintenance capital expenditures. Such amounts cannot be estimated accurately at this time, but are not expected to be material to our financial position.
As of June 30, 2018, the Company had $27.7 million in working capital with no outstanding balance on its bank revolver. In addition, the Company on August 31, 2018 received $1.1 million as a break-up fee and reimbursed expenses for its role as the Enduro Package IV stalking horse bidder, the expected receipt of which was previously announced. Oil and NGL prices continue to hold at levels higher than those realized in fiscal 2018, thus we expect for the foreseeable future to continue to generate free cash flow well in excess of our current cash dividend to shareholders.

Summary of Reserves as of June 30, 2018

	As of June 30, 2018
	Oil	NGL	Equivalent
	MBO	MBL	MBOE
Proved Developed	6,292	994	7,286
Proved Undeveloped	1,798	284	2,082
Total Proved	8,090	1,278	9,368

Probable Developed	3,123	493	3,616
Probable Undeveloped	757	120	877
Total Probable*	3,880	613	4,493

Possible Developed	3,458	546	4,004
Possible Undeveloped	488	77	565
Total Possible*	3,946	623	4,569
* Read the section captioned “Cautionary Statement” below addressing reserves.
As previously reported, for the year ended June 30, 2018, net proved reserves in the Delhi field totaled 9.4 million barrels of oil equivalent ("MMBOE"), a reduction of 0.7 MMBOE from the prior year. Substantially all of this reduction results from production in fiscal 2018. Net revisions to prior year reserves was positive, albeit negligible. Our trailing twelve-month average oil price, as determined in accordance with SEC guidelines, was $58.31 per barrel of oil, based on a $57.50 per barrel NYMEX WTI reference price. Our NGL price was $38.97 per barrel.
Net probable reserves decreased by 15% to 4.5 MMBOE from 5.3 MMBOE in the prior year. Net possible reserves increased by 42% to 4.6 MMBOE from 3.2 MMBOE in the prior year. Of particular note, our probable and possible reserves do not require any additional development capital to be produced and are 80% and 88% developed, respectively. These categories of reserves reflect the incremental reserves associated with different engineering assumptions about the percentage of original oil in place that can be recovered through CO2 enhanced oil recovery.

Conference Call
As previously announced, Evolution Petroleum will host a conference call on Friday, September 7, 2018 at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss results. To access the call, please dial 1-855-327-6837 (Toll-free US and Canada) or 1-631-891-4304 (Toll International). To listen live or hear a rebroadcast, please go to http://www.evolutionpetroleum.com. A replay will be available one hour after the end of the conference call through September 14, 2018 by calling 1-844-512-2921 (Toll-free US and Canada) or 1-412-317-6671 (Toll International) and providing the replay pin number of 10005413.
About Evolution Petroleum
Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisitions, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Our reserves as of June 30, 2018 were estimated by DeGolyer & MacNaughton, an independent petroleum engineering firm. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. The SEC's current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC's definitions of such terms. Estimates of Probable and Possible reserves by their nature are much more speculative than estimates of Proved reserves. These non-proved reserve categories are subject to greater uncertainties and the likelihood of recovering those reserves is subject to substantially greater risk. When estimating the amount of oil and natural gas liquids recoverable from a particular reservoir, Probable reserves are those additional reserves that are less certain to be recovered than Proved reserves but which, together with Proved reserves, are as likely as not to be recovered, generally described as having a 50% probability of recovery. Possible reserves are even less certain and generally require only a 10% or greater probability of being recovered. These three reserve categories have not been adjusted to different levels of recovery risk among these categories and are therefore not comparable and are not meaningfully combined.

Company Contact:
Robert Herlin, Executive Chairman
(713) 935-0122
bherlin@evolutionpetroleum.com

Financial Tables to Follow

Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017
Revenues
Crude oil	$10,499,289	$8,366,230	$9,639,238	$38,153,417	$33,550,698
Natural gas liquids	927,575	469,472	610,328	3,127,795	934,202
Natural gas	—	—	—	—	(4)
Total revenues	11,426,864	8,835,702	10,249,566	41,281,212	34,484,896
Operating costs
Production costs	3,026,801	3,387,489	3,360,603	12,193,502	10,835,809
Depreciation, depletion and amortization	1,498,702	1,614,981	1,360,885	6,011,998	5,719,405
Accretion of discount on asset retirement obligations	23,425	19,772	22,263	90,290	59,664
General and administrative expenses*	1,695,273	1,225,060	1,842,548	6,773,781	4,985,408
Restructuring charges	—	4,488	—	—	4,488
Total operating costs	6,244,201	6,251,790	6,586,299	25,069,571	21,604,774
Income from operations	5,182,663	2,583,912	3,663,267	16,211,641	12,880,122
Other
Gain on settled derivative instruments, net	—	40,450	—	—	43,890
Loss on unsettled derivative instruments, net	—	(47,965)	—	—	(14,132)
Interest and other income	33,618	16,950	21,345	85,654	56,855
Interest (expense)	(39,344)	(20,385)	(30,525)	(110,780)	(81,758)
Income before income tax provision	5,176,937	2,572,962	3,654,087	16,186,515	12,884,977
Income tax provision (benefit)	644,187	1,072,201	585,733	(3,431,969)	4,840,664
Net income attributable to the Company	4,532,750	1,500,761	$3,068,354	19,618,484	8,044,313
Dividends on preferred stock	—	—	—	—	250,990
Deemed dividend on redeemed preferred shares	—	—	—	—	1,002,440
Net income attributable to common shareholders	$4,532,750	$1,500,761	$3,068,354	$19,618,484	$6,790,883
Earnings per common share
Basic	$0.14	$0.05	$0.09	$0.59	$0.21
Diluted	$0.14	$0.05	$0.09	$0.59	$0.21
Weighted average number of common shares outstanding
Basic	33,136,358	33,072,466	33,171,514	33,126,469	33,034,480
Diluted	33,174,543	33,144,027	33,191,312	33,178,535	33,110,560

* General and administrative expenses for the quarters ended June 30, 2018, June 30, 2017 and March 31, 2018, included non-cash stock-based compensation expense of $42,534, $302,595 and $352,420, respectively.
General and administrative expenses for the years ended June 30, 2018 and 2017 included non-cash stock-based compensation expense of $1,366,764 and $1,180,618, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2018	June 30, 2017
Assets
Current assets
Cash and cash equivalents	$24,929,844	$23,028,153
Restricted cash	2,751,289	—
Receivables	3,941,916	2,726,702
Prepaid expenses and other current assets	524,507	387,672
Total current assets	32,147,556	26,142,527
Property and equipment, net of depreciation, depletion, and amortization
Oil and natural gas properties—full-cost method of accounting, of which none were excluded from amortization	61,239,746	61,790,068
Other property and equipment, net	30,407	40,689
Total property and equipment, net	61,270,153	61,830,757
Other assets, net	244,835	295,384
Total assets	$93,662,544	$88,268,668
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,432,568	$1,994,255
Accrued liabilities and other	874,886	724,639
State and federal taxes payable	122,760	—
Total current liabilities	4,430,214	2,718,894
Long term liabilities
Deferred income taxes	10,555,435	15,826,291
Asset retirement obligations	1,387,416	1,253,628
Total liabilities	16,373,065	19,798,813
Commitments and contingencies (Note 16)
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,080,543 and 33,087,308 shares as of June 30, 2018 and 2017, respectively	33,080	33,087
Additional paid-in capital	41,757,645	40,961,957
Retained earnings	35,498,754	27,474,811
Total stockholders' equity	77,289,479	68,469,855
Total liabilities and stockholders' equity	$93,662,544	$88,268,668

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Years Ended June 30,
	2018	2017
Cash flows from operating activities
Net income attributable to the Company	$19,618,484	$8,044,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	6,068,265	5,775,946
Stock-based compensation	1,366,764	1,180,618
Accretion of discount on asset retirement obligations	90,290	59,664
Settlement of asset retirement obligations	—	(157,910)
Deferred income taxes	(5,270,856)	4,090,919
Gain on derivative instruments, net	—	(29,758)
Changes in operating assets and liabilities:
Receivables	(1,215,214)	(88,514)
Prepaid expenses and other current assets	(136,835)	(135,923)
Accounts payable and accrued expenses	(107,081)	(1,626,648)
Income taxes payable	122,760	(621,850)
Net cash provided by operating activities	20,536,577	16,490,857
Cash flows from investing activities
Derivative settlements received (paid)	—	(272,318)
Development of oil and natural gas properties	(3,690,845)	(10,158,960)
Capital expenditures for other property and equipment	(7,846)	(32,260)
Other assets	(19,282)	—
Net cash used by investing activities	(3,717,973)	(10,463,538)
Cash flows from financing activities
Common share repurchases, including shares surrendered for tax withholding	(571,083)	(459,858)
Common stock dividends paid	(11,594,541)	(8,432,435)
Preferred stock dividends paid	—	(250,990)
Other	—	32
Net cash provided (used) by financing activities	(12,165,624)	(17,076,226)
Net increase (decrease) in cash, cash equivalents and restricted cash	4,652,980	(11,048,907)
Cash, cash equivalents and restricted cash, beginning of year	23,028,153	34,077,060
Cash, cash equivalents and restricted cash, end of year	$27,681,133	$23,028,153

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statements of financial position that sum to the totals of the same such amounts shown in the statements of cash flows.

	Years Ended June 30,
	2018	2017
Cash and cash equivalents	$24,929,844	$23,028,153
Restricted cash included in current assets	2,751,289	—
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	$27,681,133	$23,028,153

Supplemental Disclosure of Cash Flow Information (Unaudited)	Years Ended June 30,
	2018	2017
Income taxes paid	$1,826,754	$1,495,377
Non-cash transactions:
Increase (decrease) in accrued purchases of property and equipment	1,695,218	(3,076,245)
Oil and natural gas property costs attributable to the recognition of asset retirement obligations	43,922	471,864
Previously acquired Company shares swapped by holders to pay stock option exercise price	—	77,156

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	Variance	Variance %
Oil and gas production:
Crude oil revenues	$10,499,289	$9,639,238	$860,051	8.9%
NGL revenues	927,575	610,328	317,247	52.0%
Total revenues	$11,426,864	$10,249,566	$1,177,298	11.5%

Crude oil volumes (Bbl)	155,762	151,665	4,097	2.7%
NGL volumes (Bbl)	24,161	17,926	6,235	34.8%
Equivalent volumes (BOE)	179,923	169,591	10,332	6.1%

Crude oil (BOPD, net)	1,712	1,685	27	1.6%
NGLs (BOEPD, net)	266	199	67	33.7%
Equivalent volumes (BOEPD, net)	1,978	1,884	94	5.0%

Crude oil price per Bbl	$67.41	$63.56	$3.85	6.1%
NGL price per Bbl	38.39	34.05	4.34	12.7%
Equivalent price per BOE	$63.51	$60.44	$3.07	5.1%

CO2 costs	$916,314	$1,459,349	$(543,035)	(37.2)%
All other lease operating expenses	2,110,487	1,901,254	209,233	11.0%
Production costs	$3,026,801	$3,360,603	$(333,802)	(9.9)%
Production costs per BOE	$16.82	$19.82	$(3.00)	(15.1)%
CO2 cost per net production volumes	$5.09	$8.61	$(3.52)	(40.9)%

CO2 volumes (Mcf, gross)	4,126,152	6,816,453	(2,690,301)	(39.5)%
CO2 volumes (MMcf per day, gross)	45.3	75.7	(30.4)	(40.2)%

Oil and gas DD&A (a)	$1,489,762	$1,353,340	$136,422	10.1%
Oil and gas DD&A per BOE	$8.28	$7.98	$0.30	3.8%

(a) Excludes non-operating depreciation and amortization of $8,940 and $7,545 for the three months ended June 30, 2018 and March 31, 2018, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended June 30,
	2018	2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$10,499,289	$8,366,230	$2,133,059	25.5%
NGL revenues	927,575	469,472	458,103	97.6%
Total revenues	$11,426,864	$8,835,702	$2,591,162	29.3%

Crude oil volumes (Bbl)	155,762	179,895	(24,133)	(13.4)%
NGL volumes (Bbl)	24,161	24,309	(148)	(0.6)%
Equivalent volumes (BOE)	179,923	204,204	(24,281)	(11.9)%

Crude oil (BOPD, net)	1,712	1,977	(265)	(13.4)%
NGLs (BOEPD, net)	266	267	(1)	(0.4)%
Equivalent volumes (BOEPD, net)	1,978	2,244	(266)	(11.9)%

Crude oil price per Bbl	$67.41	$46.51	$20.90	44.9%
NGL price per Bbl	38.39	19.31	19.08	98.8%
Equivalent price per BOE	$63.51	$43.27	$20.24	46.8%

CO2 costs	$916,314	$1,308,957	$(392,643)	(30.0)%
All other lease operating expenses	2,110,487	2,078,532	31,955	1.5%
Production costs	$3,026,801	$3,387,489	$(360,688)	(10.6)%
Production costs per BOE	$16.82	$16.59	$0.23	1.4%
CO2 cost per net production volumes	$5.09	$6.41	$(1.32)	(20.6)%

CO2 volumes (Mcf, gross)	4,126,152	7,748,488	(3,622,336)	(46.7)%
CO2 volumes (MMcf per day, gross)	45.3	85.1	(39.8)	(46.8)%

Oil and gas DD&A (a)	$1,489,762	$1,607,085	$(117,323)	(7.3)%
Oil and gas DD&A per BOE	$8.28	$7.87	$0.41	5.2%

(a) Excludes non-operating depreciation and amortization of $8,940 and $7,896 for the three months ended June 30, 2018 and 2017, respectively.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Years Ended June 30,
	2018	2017	Variance	Variance %
Oil and gas production:
Crude oil revenues	$38,153,417	$33,550,698	$4,602,719	13.7%
NGL revenues	3,127,795	934,202	2,193,593	234.8%
Natural gas revenues	—	(4)	4	(100.0)%
Total revenues	$41,281,212	$34,484,896	$6,796,316	19.7%

Crude oil volumes (Bbl)	651,931	724,523	(72,592)	(10.0)%
NGL volumes (Bbl)	93,366	43,907	49,459	112.6%
Natural gas volumes (Mcf)	—	16	(16)	(100.0)%
Equivalent volumes (BOE)	745,297	768,433	(23,136)	(3.0)%

Crude oil (BOPD, net)	1,786	1,985	(199)	(10.0)%
NGLs (BOEPD, net)	256	120	136	113.3%
Natural gas (BOEPD, net)	—	—	—	n.m
Equivalent volumes (BOEPD, net)	2,042	2,105	(199.00)	(10.0)%

Crude oil price per Bbl	$58.52	$46.31	$12.21	26.4%
NGL price per Bbl	33.50	21.28	12.22	57.4%
Natural gas price per Mcf	—	(0.25)	0.25	(100.0)%
Equivalent price per BOE	$55.39	$44.88	$10.51	23.4%

CO2 costs	$4,729,506	$4,477,866	$251,640	5.6%
All other lease operating expenses (a)	7,463,996	6,357,943	1,106,053	17.4%
Production costs	$12,193,502	$10,835,809	$1,357,693	12.5%
Production costs per BOE	$16.36	$14.10	$2.26	16.0%
CO2 cost per net production volumes	$6.35	$5.83	$0.52	8.9%

CO2 volumes (Mcf, gross)	23,725,270	26,664,188	(2,938,918)	(11.0)%
CO2 volumes (MMcf per day, gross)	65.0	73.1	(8.1)	(11.1)%
Oil and gas DD&A (b)
Oil and gas DD&A per BOE	$5,980,307	$5,687,903	$292,404	5.1%
	$8.02	$7.40	$0.62	8.4%

n.m. Not meaningful.

(a) Includes ad valorem and production taxes of $188,058, and $214,553 for the years ended June 30, 2018 and 2017, respectively.
(b) Excludes non-operating depreciation and amortization of $31,691 and $31,502 for the years ended June 30, 2018 and 2017, respectively.